Exhibit 15.1

Our ref	JLH/773179-000001/32186162v1

iHuman Inc.

Tower 306,

No. 86 Beiyuan Road,

Chaoyang District, Beijing 100101

People’s Republic of China

24 April 2026

Dear Sirs

iHuman Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to iHuman Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2025 (the “Annual Report”).

We hereby consent to the reference to our firm under the headings “Item 6. Directors, Senior Management and Employees—E. Share Ownership—Enforceability of Civil Liabilities” and “Item 10. Additional Information—E. Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-254990) that was filed on 2 April 2021, pertaining to the Company’s Share Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP